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                                                                     EXHIBIT 8.1




                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]


                                             September 1, 1998



EOP Operating Limited Partnership
Two North Riverside Plaza
Chicago, Illinois  60606


Ladies and Gentlemen:

                   We have acted as special tax counsel to EOP Operating Limited Partnership (the "Company"), a Delaware limited partnership, in connection
with    the exchange offer (the "Exchange  Offer") to provide holders of its outstanding 6.375% Notes due 2003, 6.50% Notes due 2004, 6.763% Notes due 2007, 6.750% Notes due 2008, 6.376% MandatOry Par Put Remarketed Securities(SM) due 2012, and 7.250% Notes due 2028 (collectively, the "Private Notes") and
Debt  Warrants  (the "Private  Warrants")  to  Purchase   $300,000,000  6.763%
Notes due 2008 the opportunity to exchange such Private Notes and Private Warrants for the 6.375% Notes due 2003, 6.50% Notes due 2004, 6.763% Notes
due 2007, 6.750% Notes due 2008, 6.376% MandatOry Par Put Remarketed Securities(SM) due 2012, and 7.250% Notes due 2028 (collectively, the
"Exchange  Notes") and Debt  Warrants  (the "Exchange   Warrants")   to
Purchase   $300,000,000   6.763%  Notes  due  2008, respectively,  as more
fully described in the Registration Statement on Form S-4 containing the Prospectus of the Company addressed to holders of the Private Notes and the Private Warrants (the "Prospectus") filed with the Securities and Exchange Commission on September 1, 1998, as amended through the date hereof. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Prospectus.

                   The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a






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EOP Operating Limited Partnership
September 1, 1998
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ruling),  all as of the date hereof.  These provisions and  interpretations  are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
                  In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Prospectus, (2) the forms of the Private Notes, the Private Warrants, the Exchange Notes and the Exchange Warrants, and (3) the
Registration Rights Agreements.

                  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above referenced documents, including the Prospectus. We consequently have relied on the assumption that all such representations and information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not, however, aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein.

                  In our review, we have assumed that all of the representations and statements set forth in the documents that we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

                  Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

                  1. the  discussion  in  the  Prospectus   under  the  caption
                     "Federal Income Tax Consequences," to the extent that it discusses matters of law or





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EOP Operating Limited Partnership
September 1, 1998
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                  legal conclusions or purports to describe certain provisions of the federal tax laws, is a correct summary of the matters discussed therein; and

                  2. the exchange of the Private Notes and the Private
                  Warrants for  the  Exchange   Notes  and  the  Exchange
                  Warrants, respectively, pursuant to the Exchange Offer will not be treated as an exchange for federal income tax purposes and holders of Private Notes and Private Warrants will not recognize any income, gain or loss as a result of such exchange, because the Exchange Notes and the Exchange Warrants will not differ materially in kind or extent from the Private Notes and the Private Warrants, respectively, and because the exchange will occur by operation of the original terms of the Private Notes and the Private Warrants.

                  We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to date of this letter. This opinion letter has been prepared solely for you use in connection with the filing of the Registration Statement on the date of the opinion letter and should not be quoted in whole or in part or otherwise referred to, or filed with or furnished to any government agency or other person or entity without the prior written consent of this firm.

                  We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to Hogan & Hartson L.L.P. under the captions "Summary - - The Exchange Offer," "Legal Matters" and "Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                                     Very truly yours,


                                                /s/  Hogan & Hartson L.L.P.

                                                     Hogan & Hartson L.L.P.